                                                                    EXHIBIT 12-1

               MICHIGAN CONSOLIDATED GAS COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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
                                                                        TWELVE MONTHS ENDED
                                                   ------------------------------------------------------------------
                                 Twelve Months                                DECEMBER 31
                                     Ended                              (THOUSANDS OF DOLLARS)
                                  March 31, 1995   ------------------------------------------------------------------
                                   (unaudited)        1994            1993          1992            1991         1990
                                 ---------------      ----            ----          ----            ----         ----
EARNINGS AS DEFINED(1)
Net Income  . . . . . . . . . . .   $ 50,516       $ 59,868         $ 62,376     $ 50,821          $37,302      $31,709
Federal and other income taxes  .     23,947         29,839           30,939       25,794           19,849       18,947
Fixed charges . . . . . . . . . .     42,058         39,663           36,231       38,489           37,283       37,016
                                    --------       --------         --------     --------          -------      -------
  Earnings as defined . . . . . .   $116,521       $129,370         $129,546     $115,104          $94,434      $87,672
FIXED CHARGES AS DEFINED(1)
Interest on long-term debt  . . .   $ 29,660       $ 27,948         $ 25,594     $ 27,927          $23,224      $23,121
Interest on other borrowed funds       9,826          9,093            7,961        8,044           11,756       11,191
Amortization of debt discounts,
  premium and expense . . . . . .        912            950            1,057          763              607          618
Interest implicit in rentals(2) .      1,660          1,672            1,619        1,755            1,696        2,086
                                    --------       --------         --------     --------          -------      -------
 Fixed charges as defined . . . .   $ 42,058       $ 39,663         $ 36,231     $ 38,489          $37,283      $37,016

Ratio of Earnings to Fixed Charges      2.77           3.26             3.58         2.99             2.53         2.37
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Notes:
(1)  Earnings and fixed charges are defined and computed in accordance with instructions for Item 3 of Form S-3.
(2)  This amount is estimated to be a reasonable approximation of the interest portion of rentals.
MichCon is a guarantor of certain other debt.  Fixed charges related to such debt are deemed to be immaterial and therefore have been excluded from the above ratios.